UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2019

2050 MOTORS, INC.

(Exact name of Registrant as specified in its Charter)

California	001-13126	83-3889101
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1340 Brook Street, Unit M, St. Charles, Illinois 60714

(Address of principal executive offices)

(630) 708-0750

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [X]

2050 Motors, Inc. is referred to herein as “we”, “us”, or “us”

Item 3.03 Material Modification to Rights of Security Holders

On April 8, 2019, our Board of Directors approved an amendment to our existing Series A Preferred Stock to set its par value to $0.0001 (versus nil previously) and establish an annual dividend of $0.01 per share (versus none previously) in order to comply with business rules in the State of California where the Company is incorporated. All other rights and terms of the Series A Preferred Stock remain unchanged. Each Series A Preferred Share remains convertible into one common share and has 50 votes on all matters requiring a shareholder vote. Three (3) million Series A Preferred Shares remain issued, outstanding and authorized. Our Certificate of Determination for the Series A Preferred Shares was approved and filed by the Secretary of State of California on April 15, 2019, and such notice was received by the Company via regular mail on May 14, 2019.

On April 6, 2019, our Board of Directors approved the creation of a new class of Series B Preferred Stock with a par value of $0.0001. Each Series B Preferred Share is convertible into 1,000 common shares, has 1,000 votes on corporate matters requiring a shareholder vote, and has an annual dividend of $0.01 per share in order to comply with business rules in the State of California where the Company is incorporated. A total of six (6) million Series B Preferred Shares were authorized, with none issued and outstanding at the time of filing or at this time. Our Certificate of Determination for the Series B Preferred Shares was approved and filed by the Secretary of State of California on April 15, 2019, and such notice was received by the Company via regular mail on May 14, 2019.

Item 9.01. Exhibits

(a) Exhibits. The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Certificate of Determination – Series A Preferred Shares
10.2	Certificate of Determination – Series B Preferred Shares

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

2050 MOTORS, INC.

Date: May 14, 2019	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer